As filed with the Securities and Exchange Commission on June 26, 1997

                                                     Registration No. __________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                -----------------

                          FIRST MONTAUK FINANCIAL CORP.
               (Exact name of Registrant as specified in charter)

      New Jersey                                                22-1737915
(State of Incorporation)                                     (I.R.S. Employer
                                                          Identification Number)

                            Parkway 109 Office Center
                             328 Newman Springs Road
                           Red Bank, New Jersey 07701
                                 (908) 842-4700
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                                -----------------

                           Herbert Kurinsky, President
                            Parkway 109 Office Center
                             328 Newman Springs Road
                           Red Bank, New Jersey 07701
                                 (908) 842-4700
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                 With copies to:

                               GUY P. LANDER, ESQ.
                            GOLDSTEIN & DiGIOIA, LLP
                              369 Lexington Avenue
                            New York, New York 10017

================================================================================

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

     If the registrant elects to deliver its latest report to security holders, or a complete and legible facsimile thereof, pursuant to 11(a)(1) of this Form, check the following box. [ ]


                                CALCULATION OF REGISTRATION FEE

========================================================================================
                                                 Proposed
                                                 Maximum     Proposed
                                                 Offering    Maximum          Amount of
Title of Each Class of                           Price       Aggregate        Registra-
Securities Being                  Amount Being   per         Offering         tion
Registered                        Registered     Unit(1)     Price(1)         Fee(1)
----------------------------------------------------------------------------------------
Units (2) ...................     2,979,060       $.45        $ 1,340,577      $   406
Class A Redeemable Common
 Stock Purchase Warrants

Class B Redeemable Common
 Stock Purchase Warrants

Class C Redeemable Common
 Stock Purchase Warrants
----------------------------------------------------------------------------------------
Common Stock, no par
 value(3)....................     2,979,060       $3.00       $ 8,937,180      $ 2,708
----------------------------------------------------------------------------------------
Common Stock, no par
 value (4)...................     2,979,060       $5.00       $14,895,300      $ 4,514
----------------------------------------------------------------------------------------
Common Stock, no par
 value (5)...................     2,979,060       $7.00       $20,853,420      $ 6,319
---------------------------------------------------------------------------------------
Total........................   $11,916,240                   $46,026,477      $13,947
========================================================================================

(1)        Estimated solely for the purpose of determining the registration fee.

(2) An aggregate of 2,979,060 Class A Redeemable Common Stock Purchase Warrants 2,979,060 Class B Redeemable Common Stock Purchase Warrants and 2,979,060 Class C Redeemable Common Stock Purchase Warrants ("Warrants") will be offered to the public in up to 2,979,060 Units. Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock Purchase Warrant and One Class C Redeemable Common Stock Purchase Warrant.

(3) Shares of Common Stock issuable upon exercise of Class A Redeemable Common Stock Purchase Warrants. Pursuant to Rule 416 there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants. Upon exercise of each Warrant, the holder will receive one share of Common Stock, subject to adjustment in certain circumstances.

(4) Shares of Common Stock issuable upon exercise of Class B Redeemable Common Stock Purchase Warrants. Pursuant to Rule 416 there are also being registered such additional numbers of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(5) Shares of Common Stock issuable, upon exercise of Class C Redeemable Common Stock Purchase Warrants. Pursuant to Rule 416 there are also being registered such additional numbers of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

                           ---------------------------


           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

================================================================================

                    Subject to Completion, dated ______, 1997

P R O S P E C T U S

                                 2,979,060 Units


  Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock Purchase Warrant and one Class C Redeemable Common Stock Purchase Warrant.


                          FIRST MONTAUK FINANCIAL CORP.


           First Montauk Financial Corp. (the "Company") is offering (the "Rights Offering") up to 2,979,060 units (the "Units"), to holders ("Shareholders") of record of its common stock, no par value (the "Common Stock") at the close of business on __________, 1997 (the "Record Date"), pursuant to non-transferable rights (the "Rights") to purchase Units at a price of $.45 per Unit (the "Subscription Price"). Holders of Rights ("Rights Holders") will not be required to pay any brokerage fees for the subscription of Units under the Rights Offering. Rights Holders will be able to exercise their Rights until 5:00 p.m. Eastern time on __________, 1997 (the "Expiration Time").

           Each Stockholder is receiving one Right for each share of Common Stock held of record at the close of business on the Record Date. Three Rights will entitle the Rights Holder (the "Basic Subscription Privilege") to subscribe for one Unit. Any rights not duly subscribed for prior to the Expiration Time will expire. Each Rights Holder will also be entitled to purchase at the Subscription Price additional Units that are not otherwise subscribed for pursuant to the exercise of the Basic Subscription Privilege, subject to proration and reduction by the Company under certain circumstances (the "Oversubscription Privilege"). Once a Rights Holder has exercised the Basic Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked. The Rights will be evidenced by non-transferable certificates (the "Subscription Rights Certificates"). See "Rights Offering Procedures."

           Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock Purchase Warrant and one Class C Redeemable Common Stock Purchase Warrant. First, the Class A Redeemable Common Stock Purchase Warrants (the "Class A Warrants"), entitle the holder thereof to purchase during the three years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class A Warrant Shares"), at an exercise price of $3.00 per share, subject to adjustment in certain circumstances. Second, the Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants"), entitle the holder thereof to purchase during the five years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class B Warrant Shares"), at an exercise price of $5.00 per share, subject to adjustment in certain circumstances. Last, the Class C Redeemable Common Stock Purchase Warrants (the "Class C Warrants"), entitle the holder thereof to purchase during the seven years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class C Warrant Shares"), at an exercise price of $7.00 per share, subject to adjustment in certain circumstances. The Warrants will be separately transferable immediately. No separate securities for the Units will be issued.

           The Company may redeem the Warrants, at any time at $.05 per Warrant, upon thirty (30) days' prior written notice, if the closing bid price of the Company's Common Stock for the ten consecutive trading days ending within ten days of the date of the notice of redemption is not less than: (a) for the Class A Warrants, $5.00 per share, (b) for the Class B Warrants $7.00 per share, and
(c) for the Class C Warrants, $12.00 per share.

           Upon completion of the Rights Offering, Shareholders who do not fully exercise their Rights will own a smaller proportional interest in the Company than would otherwise be the case.

           The Company's Common Stock is traded in the over-the-counter market and reported on the NASD OTC Bulletin Board System and by the National Daily Quotation Service published by the National Quotation Bureau. On June 16, 1997 the bid and asked prices of the Company's Common Stock as reported by a market maker were $2.50 and $2.53125, respectively. The Company intends to apply for inclusion of the Common Stock in the Nasdaq Smallcap Market. There can be no assurance that the Company's application will be accepted or if accepted, that the market for the securities will increase or even be sustained. See "Risk Factors" "NASDAQ Listing." See "Price Range of Common Stock and Certain Market Information."

          THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE
        PURCHASED ONLY BY THOSE PERSONS WHO CAN AFFORD THE LOSS OF THEIR
                     ENTIRE INVESTMENT. SEE "RISK FACTORS."

           Rights are exercisable by properly completing a Subscription Rights Certificate and returning it to the Company with full payment for the subscribed Units. Payment may be made by personal check, certified check, cashier's check, money order or wire transfer and must be received prior to the Expiration Time. No interest will be paid to subscribers on any funds used to subscribe for the Units. See "Rights Offering Procedures." The Company's Board of Directors makes no recommendation as to whether any Rights

Holder should subscribe for the Units.

                        ---------------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------------


                                                      PROCEEDS TO THE COMPANY
                         SUBSCRIPTION PRICE           (1)(2)(3)
                         ------------------           -----------------------
Per Unit..............   $0.45                        $0.45
Total (1).............   $1,340,577.00                $1,340,577.00

1. The total Subscription Price and the total Proceeds to the Company assume the purchase of 2,979,060 Units pursuant to the exercise of Rights.

2. Before deducting offering expenses estimated at $___________ payable by the Company.

3. The Company has not employed any brokers, dealers or underwriters in connection with the solicitation of exercises of Rights in the Rights Offering and no underwriting commissions, fees or discounts will be paid in connection with the Rights Offering.


                        ---------------------------------


           The Units offered hereby are offered by the Company subject to withdrawal, cancellation or modification of the offer without notice. It is expected that delivery of the Units will be made as soon as practicable following the Expiration Time.


               The date of this Prospectus is _____________, 1997

                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy statements and other information regarding issuers that file electronically with the Commission. The address of that Website is: http://www.sec.gov.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


           The following documents, heretofore filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

           1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996; and

           2. The Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1997.

           3. The Company's Proxy Statement for its Annual Meeting of Shareholders held on June 27, 1997.

           Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

            The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Robert Rabinowitz, Esq., First Montauk Financial Corp., Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, New Jersey 07701, telephone (908) 842-4700.

                               PROSPECTUS SUMMARY

The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

                                   THE COMPANY

           First Montauk Financial Corp. ("FMFC") is a holding company, which, through its principal wholly-owned subsidiary, First Montauk Securities Corp. ("FMSC"), is primarily engaged in the operation of an investment banking and securities brokerage firm. FMFC also sells insurance products through its subsidiary Montauk Insurance Services, Inc., ("MISI") and equipment leases through Montauk Advisors, Inc. ("MAI"). FMFC, FMSC, MISI and MAI are sometimes collectively referred to herein as the "Company". FMSC is a broker-dealer registered with the Securities and Exchange Commission ("SEC"), a member of the National Association of Securities Dealers Regulation, Inc. ("NASDR"), the Municipal Securities Rulemaking Board ("MSRB"), and the Securities Investor Protection Corporation ("SIPC"). FMSC's business activities consist primarily of retail sales and trading of listed and unlisted equity and fixed-income securities; sales of government, municipal and corporate securities; options; commissions earned from individual and institutional securities transactions; and market making activities. FMSC also provides investment banking activities such as private and public securities offerings. In fiscal 1995, FMSC became a registered advisor under the Investment Advisors Act of 1940 and began offering investment advisory services.

           FMSC is currently licensed to conduct its broker-dealer business in 49 states and the District of Columbia. FMSC maintains approximately 117 branch and/or satellite offices, all of which are maintained by affiliates. FMSC has approximately 356 registered representatives, and services approximately 25,000 retail customer accounts.

           FMSC's primary method of operation is through its affiliate program. The affiliate program is designed to attract experienced brokers with existing clientele who desire to operate their own office. It is through this affiliate program that FMSC has expanded its customer base and retail activities by adding brokers with established clientele. In order to become an affiliate of FMSC, the registered representative must enter into an affiliate agreement with FMSC. The Company believes that one of the primary reasons its affiliate program is attractive to such individuals is because the affiliate arrangement entitles the affiliate representative to obtain a significantly higher percentage of the commissions generated by his sales than a registered representative would normally receive. Based on the experience of FMSC's management, and information derived from professional associations, FMSC believes that the range of standard commission payout rates for registered representatives of retail forms is approximately 40%-50%, whereas the Company's affiliates receive commissions of approximately 80%-85%. The terms of the affiliate agreement provide that the the Company's affiliate establishes his own office and is solely responsible for the payment of all expenses associated with the operation of the branch office, including rent, utilities, furniture, equipment, stock quotation machines, and general office supplies. All securities transactions are cleared through FMSC's clearing firm on a fully disclosed basis. FMSC receives a percentage (generally 15%-20% after deduction of clearing costs) of the affiliates' commissions with no operating expenses directly attributable to the maintenance of the specific affiliate office.

           FMSC has also expanded its general securities business by adding registered representatives to its main corporate office. FMSC is continuously seeking to establish additional branch offices at sites and locations to be selected, the timing and location of which will be based upon prevailing business and economic conditions.

           In 1991, MISI was formed for the purpose of offering and selling variable annuity, variable life as well as traditional life and health insurance products. Currently, MISI is licensed in the states of Alabama, Alaska, Arizona, California, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Maine, Maryland, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Virginia, Washington and Wisconsin. MISI derives revenue from insurance-related products and services from the existing base of FMSC's Registered Representatives who are insurance licensed. In fiscal year 1996 MISI earned $523,868 in gross commissions from the sale of insurance.

           In 1993, the Company formed Montauk Advisors, Inc., ("MAI") as a wholly-owned subsidiary. MAI engages in the sale of equipment leasing contracts on an agency basis. The equipment financed to date includes copiers, facsimile machines and other business machines. These leases are sold to various customers from which MAI derives a commission. In fiscal year 1996 MAI earned $373,216 in gross commissions from the sale of leases.

           In early 1995, FMSC became registered with the Securities and Exchange Commission as an Investment Advisor under the Investment Advisors Act of 1940 for the purpose of providing investment advisory services and fee-based managed accounts to clients of FMSC. Currently, FMSC is licensed as an Investment Advisor in the States of Alaska, Arizona, California, Connecticut, Florida, Hawaii, Indiana, New Jersey, New York, North Carolina, Pennsylvania, Texas, and West Virginia. Although to date FMSC has received minimal revenues from its advisory services, management's goal is to derive revenue by providing investment advisory services to FMSC's existing client based as well as to additional clientele seeking fee-based managed accounts.

           FMFC and its subsidiaries (with the exception of MISI) each maintain their principal executive offices at Parkway 109 Office Center, 328 Newman Springs Road, Red Bank, New Jersey 07701, telephone (908) 842-4700. MISI maintains its principal offices at One Mack Centre Drive, Paramus, New Jersey.


                               THE RIGHTS OFFERING


Rights.......................................   Each record holder of Common
                                                Stock as of the close of
                                                business on the Record Date
                                                will receive one nontrans-
                                                ferable Right for every share
                                                of Common Stock held of record
                                                as of the close of business on
                                                the Record Date.  An aggregate
                                                of up to 8,937,179 Rights will
                                                be distributed.  See "The
                                                Rights Offering - The Rights".

Basic Subscription Privilege.................   Holders will be entitled to
                                                subscribe, up to the Expiration
                                                Time and at the Subscription
                                                Price, for one Unit for every
                                                three Rights held.  The
                                                election of a Holder to
                                                exercise Rights in the Rights
                                                Offering is irrevocable.
                                                Certificates representing
                                                Warrants purchased pursuant to
                                                both the Basic Subscription
                                                Privilege and the
                                                Oversubscription Privilege will
                                                be delivered to subscribers as
                                                soon as practicable after the
                                                Expiration Time.  Accordingly,
                                                until certificates are
                                                delivered, subscribing Holders
                                                may not be able to sell the
                                                Warrants that they have
                                                purchased in the Rights
                                                Offering.  See "The Rights
                                                Offering-Subscription
                                                Privileges-Basic Subscription
                                                Privilege."

Oversubscription Privilege...................   Each record holder of Common
                                                Stock as of the close of
                                                business on the Record Date who
                                                exercises all of his or her
                                                Rights pursuant to the Basic
                                                Subscription Privilege will be
                                                entitled to subscribe, up to
                                                the Expiration Time and at the
                                                Subscription Price, for
                                                additional Units, that are
                                                available after satisfaction of
                                                all subscriptions pursuant to
                                                the Basic Subscription
                                                Privilege (the "Excess Units").
                                                The Oversubscription Privilege
                                                is not transferable.  A Holder
                                                may, at the time of exercising
                                                the Basic Subscription
                                                Privilege, exercise the
                                                Oversubscription Privilege for
                                                up to the total number of
                                                Units to be issued in the
                                                Rights offering.  If an
                                                insufficient number of Excess
                                                Units is available to satisfy
                                                fully all elections to exercise
                                                the Oversubscription Privilege,
                                                then the Excess Units will be
                                                prorated in proportion to the
                                                number of shares of Common
                                                Stock owned by such Holder as
                                                of the close of business on the
                                                Record Date.  See "The Rights
                                                Offering--Subscription
                                                Privileges Oversubscription
                                                Privilege."

Subscription Price of Units..................   The Subscription Price will be
                                                $.45 per Unit.  Each Holder
                                                will be deemed to have
                                                exercised first, the Basic
                                                Subscription Privilege and
                                                second, the Oversubscription
                                                Privilege.

Shares outstanding Before
 Rights Offering.............................   8,937,179

Shares of Common Stock
 Outstanding After Rights
 Offering....................................   8,937,179

Shares of Common Stock to be
 Issued Assuming the Exercise
 of all of the Warrants......................    8,937,179

Shares of Common Stock to be
 Outstanding Assuming the
 Exercise of All of
 the Warrants................................   17,874,358


Nontransferrability of Rights................   The Rights are not transferable

Procedure for Exercising Rights..............   Rights will be evidenced by
                                                Rights Certificates ("Rights
                                                Certificates") that will be
                                                mailed to holders of Common
                                                Stock as of the close of
                                                business on the Record Date or,
                                                if such shares are held by any
                                                nominee or depository, to such
                                                nominee or depository.  The
                                                Basic Subscription Privilege
                                                and the Oversubscription
                                                Privilege may be exercised by
                                                properly completing the Rights
                                                Certificates evidencing those
                                                Rights and forwarding them (or
                                                following the guaranteed
                                                delivery procedures), with
                                                payment of the Subscription
                                                Price (as hereinafter defined)
                                                of $.45 for each Unit or Excess
                                                Unit subscribed for pursuant to
                                                the Basic Subscription
                                                Privilege and the
                                                Oversubscription Privilege to
                                                the Subscription Agent (as
                                                hereinafter defined) prior to
                                                the Expiration Time.  If Rights
                                                Certificates are sent by mail,
                                                Holders are urged to use
                                                insured, registered mail,
                                                return receipt requested.  Once
                                                a Holder has exercised the
                                                Basic Subscription Privilege
                                                and the Oversubscription
                                                Privilege, such exercise may
                                                not be revoked.   Any Rights
                                                not duly exercised prior to the
                                                Expiration Time will expire.
                                                See "The Rights Offering--
                                                Exercise of Rights."

Persons Holding Common Stock
 Through Others..............................   Persons holding shares of
                                                Common Stock and receiving the
                                                Rights distributable with
                                                respect thereto through a
                                                broker, dealer, commercial
                                                bank, trust company or other
                                                nominee should contact the
                                                appropriate institution or
                                                nominee and request it to
                                                effect such transactions on
                                                their behalf.  See "The Rights
                                                Offering--Exercise of Rights."

Procedure for Exercising Rights
 by Foreign Shareholders.....................   Rights Certificates will not be
                                                mailed to record holders of
                                                Common Stock who addresses are
                                                outside the United States and
                                                Canada, but will be held by the
                                                Subscription Agent for such
                                                holders' accounts until the
                                                Subscription Agent receives
                                                instructions to exercise the
                                                Rights.  If no instructions are
                                                received by the Expiration
                                                Time, the Rights will be null
                                                and void.

Certain Federal Income Tax
 Consequences................................   For U. S. federal income tax
                                                purposes, shareholders will not
                                                recognize taxable income upon
                                                receipt of the Rights, nor will
                                                they recognize gain or loss
                                                upon exercise or expiration of
                                                the Rights.  See "Certain
                                                Federal Income Tax
                                                Consequences."

Conditions...................................   The Company reserves the right
                                                at any time prior to the
                                                Expiration Time to terminate
                                                the Rights Offering if
                                                consummation is prohibited by
                                                law or applicable regulation.

Issuance of Units............................   Certificates representing
                                                Warrants purchased pursuant to
                                                the exercise of the Basic
                                                Subscription Privilege and the
                                                Oversubscription Privilege will
                                                be delivered to subscribers and
                                                the Standby Purchasers in a
                                                single delivery as soon as
                                                practicable after the
                                                Expiration Time and after all
                                                prorations contemplated by the
                                                terms of the Rights Offering
                                                have been affected.  See "the
                                                Rights Offering--Subscription
                                                Privileges."


Expiration...................................   The Rights Offering will expire
                                                at 5:00 p.m., New York City
                                                time on _______________, 1997,
                                                subject to extension at the
                                                sole discretion of the
                                                Company's Board of Directors,
                                                but not beyond 5:00 p.m., New
                                                York City time, on ___________,
                                                1997.  Any Rights not duly
                                                exercised prior to the
                                                Expiration Time will expire.

Subscription Agent...........................   North American Transfer Company


OTC Bulletin Board Symbol....................   FMFK


                     Important Dates for the Rights Offering

          Event                                               Date
          -----                                               ----
          Record Date                                     _______, 1997

          Subscription Period Commences                   _______, 1997

          Expiration Time                                 _______, 1997(1)


--------

     (1)Unless the Rights Offering is extended to a date not later than ________________________, 1997.

                             SUMMARY FINANCIAL DATA


                                                        Quarters Ended
                       Years Ended December 31,            March 31,
                       ------------------------    ------------------------
                          1996          1995          1997          1996
                          ----          ----          ----          ----

STATEMENT OF
OPERATIONS DATA:

Revenues ..........   $35,089,688   $28,342,203   $ 8,992,579   $ 8,633,479

Net income
(loss) ............   $    32,789   $   768,088   $   257,314   $   442,121

Per Share:

Primary Net
income ............   $       .01   $       .09   $       .03   $       .05


Number of
 shares ...........     8,623,538     8,422,365     9,845,255     8,776,799



BALANCE SHEET DATA:

Total assets ......   $ 8,742,039   $10,486,967   $ 8,277,809   $ 8,341,328


Total
liabilities .......   $ 4,625,260   $ 6,886,021   $ 3,418,404   $ 4,298,261

Common Stock
issued with
guaranteed
selling price .....   $   421,500                 $   459,000


Stockholders'
Equity ...... .....   $ 3,695,279   $ 3,600,946   $ 4,400,405   $ 4,043,067

                                  RISK FACTORS

           The Shares offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider, among other things, the following risk factors and speculative factors inherent in and affecting the business of the Company and this offering.

SAFE HARBOR STATEMENT

           Certain statements in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). The Company desires to avail itself of certain "safe harbor" provisions of the Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements in this Prospectus or hereafter included in other publicly available documents filed with the Securities and Exchange Commission, reports to the Company's stockholders and other publicly available statements issued or released by the Company involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to risks associated with the intense competition in the brokerage industry, potential litigation, regulatory matters and the volitility of the securities markets as well as other risks which may detailed in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-KSB for the year ended December 31, 1996, each of which could adversely affect the Company's business and the accuracy of the forward-looking statements contained herein.

1.         ORGANIZATIONAL AND OPERATING HISTORY

           For the years ended December 31, 1996 and 1995, the Company had revenues of $35,089,688, and $28,342,203, respectively and had net income of $32,789 and $768,088 for the years ended December 31, 1996 and 1995, respectively. No assurance is given that the Company will not incur losses in the future, and such losses would necessarily affect the nature, scope and level of the Company's future operations. The results of operations to date are not necessarily indicative of the result of future operations. The Company's securities business, by its very nature, is subject to various risks and contingencies, many of which are beyond the ability of the Company to control. These include economic conditions generally and in particular those affecting securities markets, interest rates, discretionary income available for investment; losses which may be incurred from underwriting and trading activities; customer inability to meet commitments (such as margin obligations); customer fraud; and employee misconduct and errors. Further, the nature and extent of the Company's underwriting, trading and market activities, and hence the volume and scope of its business is directly affected by its available "Net Capital".


2.         FLUCTUATING SECURITIES VOLUME AND PRICES

           The Company and the securities industry in general are directly affected by national and international economic and political conditions, broad trends in business and finance, the level and volatility of interest rates, changes in and uncertainty regarding tax laws and substantial fluctuations in the volume and price levels of securities transactions. The Company and the securities industry in general are subject to other risks, including risks of loss from the underwriting of securities, counterparty (a party to which the Company has credit or performance exposure) failures to meet commitments, customer fraud, employee errors or misconduct and litigation. In addition, price fluctuations may cause losses on securities positions. As the Company expands its investment banking activities and more frequently serves as manager or co-manager of public offerings of securities, it expects to make increased commitments of capital to market-making activities in securities of those issuers. The expected additional concentration of capital in the securities of those issuers held in inventory will increase the risk of loss from reductions in the market price. Low trading volume or declining prices generally result in reduced revenues. Under these conditions, profitability is adversely affected since many costs, other than commission compensation and bonuses, are fixed. Heavy trading volume has caused serious operating problems, including delays in clearing and processing, for many securities firms in the past and may do so in the future.

3.         COMPETITION AND OTHER DEVELOPMENTS

           The Company encounters intense competition in all aspects of its business and competes directly with many other securities firms, a significant number of which offer their customers a broader range of financial services, have substantially greater resources and may have greater operating efficiencies. In addition, a number of firm offer discount brokerage services to individual retail customers and generally effect transactions at lower commission rates on an "execution only" basis without offering other services such as investment recommendations and research. The further expansion of discount brokerage firms could adversely affect the Company's retail business. Moreover, there is substantial commission discounting by full-service broker-dealers competing for institutional and individual brokerage business. The possible increase of this discounting could adversely affect the

Company. Other financial institutions, notably commercial banks and savings and loan associations, offer customers some of the services and products presently provided by securities firms. In addition, certain large corporations have entered the securities industry by acquiring securities firms. While it is not possible to predict the type and extent of competitive services which banks and other institutions ultimately may offer to customers, the Company may be adversely affected to the extent those services are offered on a large scale.

4.         RISKS OF PRINCIPAL AND BROKERAGE TRANSACTIONS AND LENDING
           ACTIVITIES

           The Company's trading, market making and underwriting activities involve the purchase, sale or short sale of securities as a principal and, accordingly, involve the risk of changes in the market prices of those securities and the risk of a decrease in the liquidity of markets which would limit the Company's ability to resell securities purchased or to repurchase securities sold in principal transactions. The Company's brokerage activities and its principal transactions are subject to credit risks. For example a customer may not respond to a margin call, and since the securities being held as collateral have diminished in value, there is a risk that the Company may not recover the funds it loaned to the customer.

5.         LITIGATION

           Many aspects of the Company's business involve substantial risk of liability, including exposure to substantial liability under federal and state securities laws in connection with the activity of its sales people as well the underwriting and distribution of securities. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages. See "Legal Proceedings" in Form 10-KSB.

6.         PERSONNEL; DEPENDENCE UPON REGISTERED REPRESENTATIVES

           Most aspects of the Company's business are dependent on highly skilled and experienced individuals. The Company has devoted considerable efforts to recruiting and compensating those individuals and provides incentives to encourage them to remain with the Company. Individuals associated with the Company may in the future leave the Company at any time to pursue other opportunities.

7.         DEPENDENCE UPON FOUNDERS

           For the foreseeable future, the Company will be substantially dependent upon the personal efforts and abilities of its President, Mr. Herbert Kurinsky and its Vice-President, Mr. William Kurinsky to coordinate, implement and manage its business plans and programs. The loss or unavailability of the services of either of them would likely have a material adverse affect on the business, operations and prospects of the Company. The Company has obtained, for its benefit, a policy of life insurance on the lives of Messrs. Herbert Kurinsky and William Kurinsky in the amount of $250,000 and $500,000, respectively. The Company has entered into a three year Employment Agreement with each of these employees.

8.         REGULATION

           The Company's business, and the securities industry generally, are subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations such as the NASD require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations could result in fines, suspension or expulsion, which could have a material adverse affect upon the Company.

9.         NET CAPITAL REQUIREMENTS

           The Company's business, like that of other securities firms, is capital intensive. The SEC and the NASD have stringent provisions with respect to net capital requirements applicable to the operation of securities firms. A significant operating loss or any charge against net capital that could adversely affect the ability of the Company to expand or, depending upon the magnitude of the loss or charge, to maintain its present level of business.

10.        RISKS ASSOCIATED WITH INVESTMENT BANKING ACTIVITIES

           Participation in an underwriting syndicate or a selling group involves both economic and regulatory risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase, or if it is forced to liquidate its commitment at less than the purchase price. In addition, under federal securities laws, other laws and court decisions with respect to underwriters' liabilities and limitations on the indemnification of underwriters by issuers, an underwriter is subject to substantial potential liability for misstatements or omissions of material facts in Prospectuses and other communications with respect to such offerings. Acting as a managing underwriter increases these risks. Underwriting commitments constitute a charge against net capital and the Company's ability to make underwriting commitments may be limited by the requirement that it must at all times be in compliance with the Net Capital Rule.

11.        DIVIDEND POLICY

           Anticipated capital requirements of the Company make it unlikely that any dividends will be declared in the foreseeable future on the Shares. Further, applicable statutory regulations under the Securities Act of 1933, as amended, as well as regulations of the NASDR may affect the ability of the Company to declare and pay dividends. See "Dividend Policy".

12.        POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF WARRANTS
           UNDERLYING COMMON STOCK AND RULE 144 SALES

           Sales of substantial amounts of the Company's Common Stock in the public market after this Offering, or the perception that such sales may occur, could adversely affect the market prices of the Company's Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities. Upon completion of this Offering the Company will have 8,937,179 Warrants to purchase 8,937,179 shares of Common Stock. Holders of those Warrants are likely to exercise them when, in all likelihood the Company could obtain additional capital on terms more favorable than those provided by the Warrants. Further, while the Warrants are outstanding, the Company's ability to obtain additional financing on favorable terms may be adversely affected.

           Of the 8,937,179 issued and outstanding shares of the Company's Common Stock, approximately 2,092,941 shares may be deemed "restricted shares" and, in the future, may be sold in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of the Company's outstanding Common Stock every three months. A person who is a "non-affiliate" of the Company and who has held restricted securities for over three years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. Possible or actual sales of the Company's Common Stock by certain of the Company's present shareholders under Rule l44 may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop for such shares. Such sales at that time may have a depressive effect on the price of the Company's Common Stock in the open market. See "Certain Transactions" and "Description of Capital Stock--Shares Eligible for Future Sale".

13.        LIMITED PUBLIC MARKET AND ARBITRARY DETERMINATION OF OFFERING
           PRICE

           The Company's Common Stock is traded in the over-the-counter market and reported by the National Daily Quotation Service ("Pink Sheets") published by the National Quotation Bureau, Inc and the Electronic Bulletin Board maintained by the NASD. Although the Company is applying for inclusion of its Common Stock in the Nasdaq SmallCap Market, there an be no assurance that the Company's application will be accepted. Additionally, there can be no assurance that the Company will be able to maintain its Nasdaq listing nor be delisted in the future as Nasdaq has the authority to delist companies for various reasons. Further, there has been no trading market in the Company's Warrants. Last, the exercise prices of the Units and Warrants have been determined by the Company, arbitrarily and do not relate to price quotations for the Company's Common Stock.

14.        POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

           The Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant provided that (a) 30 days prior written notice is given to the holders of the Warrants, (b) the closing bid price per share of Common Stock as reported on Nasdaq has been at least $5.00 for the ten consecutive trading days ending within ten days of the date of the notice of redemption and (c) a valid registration statement for the shares of Common Stock underlying such Warrants is then in effect. Redemption of the Warrants could force the holders (i) to exercise the Warrants and pay the exercise price therefore when it may be disadvantageous for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or
(iii) to accept the nominal redemption price which, at the time the Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. See "Description of Securities -- Units and Warrants."


15.        CURRENT PROSPECTUS REQUIRED TO EXERCISE WARRANTS

           Holders of Warrants will be able to exercise the Warrants only if (i) a current prospectus under the Securities Act for the Shares of Common Stock underlying the Warrants (the "Warrants Shares") is then in effect and (ii) such securities are qualified for sales or exempt from qualifications under the applicable securities laws of the states in which the various holders of Warrants reside. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the Warrant Shares following completion of the Offering to the extent required by federal securities law, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the Warrants Shares is not kept current or if the Warrant Shares are not qualified, or exempt from qualification, in the state in which the holders of Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the Warrant Shares for sale under all applicable state securities laws. See "Description of

Securities -- Units and Warrants."


16. LIMITATIONS ON TRADING AND MARKET-MAKING ACTIVITIES ON THE COMPANY'S BROKER-DEALER SUBSIDIARY IN THE COMPANY'S SECURITIES

           Due to regulatory positions and requirements of both the SEC and the NASDR relating to the circumstances and extent to which a registered broker-dealer and NASDR member may engage in market-making transactions in the securities of its parent company, FMSC does not engage in trading or market-making activities relating to the Company's Common Stock, Units or Warrants where it would speculate in, purchase or sell the Company's securities for its own account. The purpose and effect of such limitation restrict FMSC from being a factor in the determination of the market or price of the Company's securities. FMSC does, however, execute transactions for its customers on an "agency basis" where it does not acquire the Company's securities for its own trading account. FMSC will, however, earn usual and customary brokerage commissions in connection with the execution of such brokerage transactions. If, under current or future regulations of both the SEC and NASDR, the Company is permitted to participate as a market-maker, it may do so on the basis of showing a bid and offer for the Company's securities at specified prices representing customer interest.


17.        LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION

           The Company has amended its Certificate of Incorporation to include provisions eliminating the personal liability of directors, except for breach of a director's duty of loyalty to the Company or to its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions pertain only to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, if adopted, neither the Company nor shareholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have an effective remedy against the challenged conduct.

           The Company believes that, based upon recent developments in the market for directors' and officers' liability insurance, such provisions are necessary to attract and retain qualified individuals to serve as directors. In addition, such provisions will allow directors to perform their duties in good faith without concern for the application of monetary liability on a retroactive basis in the event that a court determines their conduct to have been negligent or grossly negligent. On the other hand, the potential remedies available to the Company or a Company stockholder are significantly limited by such provisions, and it is possible that the protection afforded by such provisions may reduce the level of diligence or care demonstrated by such directors.


18.        TAX CONSIDERATIONS

           There are various applicable income tax consequences associated with an investment in the Common Stock. Each investor is urged to consult with his own tax advisor concerning the effects of applicable income tax laws and regulations on an investment by him in the Company's securities and his individual tax situation. The Company will not seek or receive a ruling from the Internal Revenue Service or a tax opinion as to the tax consequences of the distribution of the Rights or an investment in the Common Stock. See "Certain Federal Income Tax Considerations" for a summary of certain federal income tax aspects of the Rights and the Common Stock offered hereby.




                                 USE OF PROCEEDS

           The net proceeds from the sale of the Shares offered hereby, after deduction of other estimated expenses of the offering, are estimated to be approximately $____________ if the maximum number of Rights are exercised.

           The Company expects to use the net proceeds for general corporate purposes, primarily for use in the Company's retail, institutional, trading and investment banking and underwriting activities. The amount of the net proceeds that will be invested in particular areas of the Company's business will depend upon future economic conditions and business opportunities. To the extent that the Company may incur a loss from operations, such loss will be funded from the Company's general funds, including the net proceeds of this offering. In such event the amount available for use in the expansion of the various aspects of the Company's business will be reduced by the amounts expended in the course of day-to-day operations, including working capital requirements and by any operating losses.

                        MARKET FOR COMPANY'S COMMON STOCK

           The Common Stock is traded in The NASD's Over-the-Counter Bulletin Board, trading symbol "FMFK". Although the Company is applying for inclusion of its Common Stock in the Nasdaq Small Cap Market, there can be no assurance that the Company's application will be accepted.

           The following table presents, on a quarterly basis, the high and low bid quotations for the Common Stock as reported by the Nasdaq National Market for the period from January 1, 1995 through December 31, 1996. Such quotations reflect inter-dealer prices, without retail markup, markdown or commission and do not necessarily represent actual transactions.


Period                            High          Low
------                            ----          ---

1997
First Quarter .................   $3.125        $ .96
Second Quarter
(through June 8, 1997) ........   $2.78125      $2.5625

1996:
First Quarter .................   $1.06         $ .84375
Second Quarter ................   $2.1875       $ .8125
Third Quarter .................   $1.53         $1.03125
Fourth Quarter ................   $1.13         $ .80

1995:
First Quarter .................   $ .56         $ .22
Second Quarter ................   $ .91         $ .19
Third Quarter .................   $1.06         $ .50
Fourth Quarter ................   $1.19         $ .50




           The number of shares of Common Stock of the Company held of record as of the close of business on May 23, 1997 was 8,937,179.


                               THE RIGHTS OFFERING


THE RIGHTS

           The Company is issuing to each record holder of Common Stock as of the close of business on the Record Date one nontransferable Right for every share of Common Stock held of record as of the class of business on the Record Date. The Rights will be evidenced by Rights Certificates. An aggregate of up to 8,937,179 Rights will be distributed.

EXPIRATION TIME

           The Rights Offering will expire at the Expiration Time, 5:00 p.m. New York City time on __________, 1997, subject to extension at the sole discretion of the Company's Board of Directors, but not beyond 5:00 p.m. New York City time on _________, 1997. After the Expiration Time, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Time, regardless of when the documents relating to that exercise were sent except pursuant to the guaranteed delivery procedures described under "Payment for Shares."

SUBSCRIPTION PRIVILEGES

           Basic Subscription Privilege. These Rights will entitle the Holder to subscribe up to the Expiration Time and at the Subscription Price for one Unit. Certificates representing Units purchased pursuant to the exercise of the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Time and after all prorations contemplated by the terms of the Rights offering have been effected.

           Oversubscription Privilege. Subject to allocation described below each Right also carries the right to subscribe up to the Expiration Time and at the Subscription Price for an unlimited number of additional Units up to the total number of Units to be issued in the Rights Offering. Only Holders who exercise all their Rights pursuant to the Basic Subscription Privilege will be entitled to exercise the Oversubscription Privilege.

           Units. Will be available for subscription pursuant to the Oversubscription Privilege only to the extent that any Units remain available for purchase after the exercise of the Basic Subscription Privilege. The Oversubscription Privilege is not transferable. A Holder may at the time of exercising the Basic Subscription Privilege exercise the Oversubscription Privilege for up to the total number of Units to be issued in the Rights Offering. If an insufficient number of Excess Units is available to satisfy fully all elections to exercise the Oversubscription Privilege, then the Excess Units will be prorated in proportion to the number of shares of Common Stock owned by such Holder as of the close of business on the Record Date.

           Banks, brokers and other nominee holders who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company in connection with the exercise of the Oversubscription Privilege as to the aggregated number of Rights that have been exercised and the number of Units thereby subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

SUBSCRIPTION PRICE

           The Subscription Price will be $.45 per Unit. If the aggregate Estimated Subscription Price paid by an exercising Holder exceeds the amount necessary to purchase at the Subscription Price the number of Units for which the Holder has indicated an intention to subscribe, then the holder will be deemed to have exercised, first, the Basic Subscription Privilege (if not already fully exercised) and, second, the Oversubscription privilege to purchase shares at the Subscription Price to the full extent of the excess payment tendered. The Subscription Price is payable in cash, by check, money order or wire transfer, all as more completely set forth under "Exercise of Rights."

EXERCISE OF RIGHTS

           Holders may exercise their Rights by delivering to the Subscription Agent, at or prior to the Expiration Time, the properly completed and executed Rights Certificates evidencing those Rights, with any signatures guaranteed as required, together with payment in full of the Estimated Subscription Price for each Unit subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Rights may also be exercised by contacting the holder's broker, banker or trust company, which can arrange, on the Holder's behalf, to guarantee delivery of payment and of a properly completed and executed Rights Certificate. A fee may be charged for this service. Completed Rights Certificates must be received by the Subscription Agent prior to the Expiration Time (unless the guaranteed delivery procedures are complied with as described under "Payment for Shares") at the offices of the Subscription Agent at the address set forth in "Subscription Agent".

           Holders Who Are Record Owners. Holders who are record owners can choose either option set forth under "Payment for Shares". If time is of the essence, option (2) will permit delivery of the Rights Certificate and payment after the Expiration Time.

           Holders Whose Shares Are Held by a Nominee. Holders whose shares are held by a nominee, such as a broker or trustee, must contact that nominee to exercise their Rights. In that case, the nominee will complete the Rights Certificate on behalf of the Holder and arrange for proper payment by one of the methods set forth under "Payment for Shares".

           Nominees. Nominees who hold shares for the account of others should notify the beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Rights Certificate and submit it to the Subscription Agent along with the proper payment described under "Payment for Shares".

PAYMENT FOR SHARES

           Holders who acquire Units by exercising the Basic Subscription Privilege and the Oversubscription Privilege may choose between the following methods of payment.

           (1) A Holder can send the Rights Certificate, together with payment for the Units subscribed for pursuant to the Basic Subscription Privilege and for Excess Shares subscribed for pursuant to the Oversubscription Privilege, to the Subscription Agent, calculating the total payment on the basis of the subscription price of $.45 per Unit (the "Subscription Price"). To be accepted, such payment, together with the executed Rights Certificate, must be received by the Subscription Agent at one of its offices at the addresses set forth under "Subscription Agent" prior to the Expiration Time. The Subscription Agent will deposit all checks and money orders received by it prior to the final payment date into a segregated interest-bearing account(which interest will be paid to the Company) pending proration and distribution of Units or Excess Units. A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY MONEY ORDER OR CHECK DRAWN ON A BANK LOCATED IN THE UNITED STATES, MUST BE PAYABLE TO "FMFC RIGHTS OFFERING" AND MUST ACCOMPANY AN EXECUTED RIGHTS CERTIFICATE FOR SUCH RIGHTS CERTIFICATE TO BE ACCEPTED.

           (2) Alternatively, a subscription will be accepted by the Subscription Agent if, prior to the Expiration Time, the Subscription Agent has received a notice of guaranteed delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York stock Exchange member guaranteeing delivery of (a) payment of the Estimated Subscription Price for the Underlying Shares subscribed for pursuant to the Basic Subscription Privilege and for any Excess Units subscribed for pursuant to the Oversubscription Privilege and (b) a properly completed and executed Rights Certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Rights Certificate is received by the Subscription Agent by the close of business on the fifth business day after the Expiration Time (______, 1997) and full payment of the Estimated Subscription Price is received by the Subscription Agent by the close of business on such date.

           Within 10 business days following the Expiration Time (____, 1997), a confirmation will be sent by the Subscription Agent to each subscribing Holder (or, if the Holder's shares are held by a depository or nominee, to such depository or nominee), showing (a) the number of Units and the number of Excess Units, if any, acquired, (b) the per share and total purchase price for such Units or Excess Units, and (c) any excess payment that would otherwise result in a fractional share that is to be refunded by the Company to such Holder. Any excess payment to be refunded by the Company to a Holder will be mailed by the Subscription Agent to such Holder as promptly as possible.

           The Estimated Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of any certified check or cashier's check or of any postal, telegraphic or express money order, or (c) receipt of notice of guaranteed delivery. If paying by uncertified personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified or cashiers check, money order or wire transfer of funds. All funds received in payment of the Subscription Price made by the Subscription Agent and invested at the direction of the Company in short-term certificates of deposit, short-term obligations of the United States, or any state or agency thereof, or money market mutual funds invested in the foregoing instruments. The account in which such funds will be held will not be insured by the Federal Deposit Insurance Corporation. Earnings on such funds will be retained by the Company whether or not the Rights Offering is consummated.

           Whichever of the two methods described above are used, issuance and delivery of certificates for the shares of common Stock purchased are subject to collection of checks and actual payment pursuant to any notice of guaranteed delivery.

           The instructions accompanying the Rights Certificates should be read carefully and followed in detail RIGHTS CERTIFICATES SHOULD BE SENT WITH PAYMENT TO THE SUBSCRIPTION AGENT. DO NOT SEND RIGHTS CERTIFICATES TO THE COMPANY.

           THE METHOD OF DELIVERY OF RIGHTS CERTIFICATES AND PAYMENT OF THE ESTIMATED SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE HOLDERS. IF SENT BY MAIL, HOLDERS ARE URGED TO SEND RIGHTS CERTIFICATE AND PAYMENTS BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND ARE URGED TO ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, HOLDERS ARE STRONGLY URGED TO

PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER, WIRE TRANSFER OF FUNDS OR NOTICE OF GUARANTEED DELIVERY.

           All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine or reject the purported exercise of any Right. Rights Certificates will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the company, in its sole discretion, determines. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Rights Certificates or incur any liability for failure to give such notification.

           Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the instructions or the notice of guaranteed delivery should be directed to the Information Agent at the address and telephone numbers set forth under "Information."


NO REVOCATION

           ONCE A HOLDER HAS PROPERLY EXERCISED HIS OR HER BASIC
SUBSCRIPTION PRIVILEGE AND OVERSUBSCRIPTION PRIVILEGE, SUCH
EXERCISE MAY NOT BE REVOKED.


NONTRANSFERRABILITY OF RIGHTS

           RIGHTS MAY NOT BE PURCHASED, SOLD OR OTHERWISE TRANSFERRED. ANY PURPORTED TRANSFER OF RIGHTS WILL BE DEEMED NULL AND VOID.


DETERMINATION OF SUBSCRIPTION PRICE AND TERMS OF THE RIGHTS OFFERING.

           The Company's objective in establishing the Subscription Price was the achievement of the targeted net proceeds from the Rights Offering while providing Shareholders with an opportunity to make an additional investment in the Company, and thus avoid an excessive dilution of their proportionate ownership position in the Company.

           In approving the Subscription Price, the Board of Directors of the Company considered such factors as the alternative available to the Company for raising capital, the market price of the common

Stock, the business prospects for the Company and the general condition of the securities markets. There can be no assurance, however, that the market price of the common Stock will not decline during the subscription period to a level equal to or below the Subscription Price, or that, following the issuance of the Rights and of the Warrants upon exercise of Units, a subscribing Rights Holder will be able to sell Warrants purchased in the Rights Offering at a price equal to or greater than the Subscription Price.


SUBSCRIPTION AGENT

           The Company has appointed North American Transfer Company as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Rights Certificates and payment of the Subscription Price should be delivered, as well as the address to which a notice of guaranteed delivery must be delivered, is:


                        North American Transfer Company
                        147 West Merrick Road
                        Freeport, NY  11521


           The Subscription Agent's telephone number is (516) 379-8501, an its facsimile number is (516) 379-8525.


           The Company will pay the Subscription Agent's fees and expenses, and has also agreed to indemnify the Subscription Agent against certain liabilities it may incur in connection with the Rights Offering.

INFORMATION

           Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the instructions or the notice of guaranteed delivery should be directed to: Robert
I. Rabinowitz, Esq. at the Company.

FOREIGN SHAREHOLDERS

           Due to the requirements and restrictions of securities laws of foreign countries, Rights Certificates will not be mailed to record holders of common Stock whose addresses are outside the United States and Canada, but will be held by the Subscription Agent for such holders' accounts until the Subscription Agent receives instructions to exercise the Rights. If no instructions are received by the Expiration Time, the Rights will be null and void.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

           The following discussion summarizes certain federal income tax consequences applicable to the Company's shareholders upon the issuance of the Rights, and to Holders upon the exercise of the Rights. This summary provides only a general discussion and does not represent a complete analysis of the consequences that may occur for a particular Holder based on his or her individual circumstances, or of the provisions of the Internal Revenue code of 1986, as amended (the "Code"), that may subject certain Holders to special treatment (for example, banks, dealers in securities, life insurance companies and tax-exempt organizations). Moreover, this summary does not address any aspects of state, local or foreign tax laws or of any federal laws other than those pertaining to income tax.

           This summary is based on the Code, Treasury Regulations promulgated thereunder and their judicial and administrative interpretations as of the date of this Prospectus. There can be no assurance that further legislation, regulations, administrative pronouncements or court decisions will not significantly change the law and materially affect the conclusions expressed herein. Any such change, even though made after the distribution of the Rights, could be applied retroactively.

           The Company has not requested a ruling from the Internal Revenue Service (the "Service") with respect to the matters discussed in this summary. This summary does not in any way bind the Service or the courts or in any way constitute an assurance that the federal income tax consequences discussed herein will be accepted by the Service or the courts.

ISSUANCE OF THE RIGHTS

           The Company shareholders will not recognize taxable income upon receipt of the Rights.

BASIS OF THE RIGHTS

           Except as provided in the following sentence, a Holder's adjusted basis in the Common Stock with respect to which the distribution was made will be allocated between the Common Stock and the Rights in proportion to the fair market value of each on the date on which the Rights are received. If the fair market value of the Rights on the date of receipt is less than 15% of the fair market value of the Common Stock upon which the distribution is made, the adjusted basis of the Rights will be zero. The Holder may elect, however, to allocate the adjusted basis between the Common Stock and the Rights based on relative fair market value, as described above. Such an election is to be made by a statement attached to the Holder's return for the year in which the Rights are received, and is irrevocable.

EXERCISE OF THE RIGHTS; BASIS AND HOLDING PERIOD OF UNDERLYING SHARES

           Holders will not recognize gain or loss upon exercise of their Rights. The holding period for common stock underlying the Warrants will begin on the date the Warrants are exercised.

EXPIRATION OF THE RIGHTS

           Holders who allow the Rights received by them to expire unexercised will not recognize gain or loss and the basis (if any) allocable to such Rights will revert to the Common Stock with respect to which the Rights were received.


           THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING ON SUCH HOLDER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.



                            DESCRIPTION OF SECURITIES


           The Company is authorized to issue 30,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, par value $.10 per share. As of the date hereof, there were 8,937,179 shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued and outstanding.

COMMON STOCK

           Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all shareholders' meetings for all purposes, including the election of directors. Directors are elected each year at the Company's annual meeting of shareholders to serve for a period of one year and until their respective successors have been duly elected and qualified.

           Common shareholders have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities, subject to any superior rights of any future holders of Preferred Stock.

           Common shareholders have no pre-emptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so.

PREFERRED STOCK

           The Board of Directors is authorized to issue 5,000,000 shares of Preferred Stock, $.10 par value per share, from time to time in one or more series. The Board may issue a series of Preferred Stock having the right to vote on any matter submitted to shareholders, including, without limitation, the right to vote by itself as a series, or as a class together with any other or all series of Preferred Stock. The Board of Directors may determine that the holder of Preferred Stock voting as a class will have the right to elect one or more additional members of the Board of Directors, or the majority of the members of the Board of Directors.

UNITS AND WARRANTS

           THE FOLLOWING DISCUSSION IS SUBJECT TO THE TERMS AND CONDITIONS OF THE WARRANTS, AND SUBSCRIBERS ARE REFERRED TO THE WARRANTS FOR MORE DETAILED INFORMATION.

           Each Unit consists of one Class A Redeemable Common Stock Purchase Warrant, one Class B Redeemable Common Stock purchase Warrant and one Class C Redeemable Common Stock Purchase Warrant. First, the Class A Redeemable Common Stock Purchase Warrants (the "Class A Warrants"), entitle the holder thereof to purchase during the three years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class A Warrant Shares"), at an exercise price of $3.00 per share, subject to adjustment in certain circumstances. Second, the Class B Redeemable Common Stock Purchase Warrants (the "Class B Warrants"), entitle the holder thereof to purchase during the five years commencing on __ [the date of initial issuance] one share of Common Stock of the Company (the "Class B Warrant Shares"), at an exercise price of $5.00 per share, subject to adjustment in certain circumstances. Last, the Class C Redeemable Common Stock Purchase Warrants (the "Class C Warrants"), entitle to holder thereof to purchase during the seven years commencing on __ [the date of the initial issuance] one share of Common Stock of the Company (the "Class C Warrant Shares"), at an exercise price of $7.00 per share, subject to adjustment in certain circumstances. The Warrants may be exercised in whole or in part. Unless exercised within the applicable exercise period, the Warrants will automatically expire in the last day of the applicable exercise period.

           The Company may redeem the Warrants, at any time at $.05 per Warrant, upon and within thirty (30) days prior notice, if the closing bid price of the Company's common stock for the ten consecutive trading days ending within ten days of the date of the notice of redemption is not less than: (a) for the Class A Warrants, $5.00 per share, (b) for the Class B Warrants $7.00 per share, and (c) for the Class C Warrants, $12.00.

           The Warrants will be issued pursuant to a warrant agreement (the "Warrant Agreement"), among the Company and North American Transfer Company, as warrant agent ("Warrant Agent"), and will be evidenced by warrant certificates in registered form. The warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock.

           The exercise price of the Warrants was determined arbitrarily by the Company and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur.

           The Company has reserved from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance upon the exercise of the Warrants. A Warrant may be exercised upon surrender of the Warrant certificate on or before its expiration date (or earlier redemption date) at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised. The holders of the Warrants may exercise the Warrants at any time up to the business day prior to the date of redemption, provided that (i) a current registration statement relating to the shares of Common Stock underlying the Warrants is on file with the Commission and then in effect and (ii) such securities are qualified for sale or exempt from qualification under the securities laws of the state in which the particular holder of the Warrants resides. The Warrant Agreement requires the Company to endeavor to maintain a registration statement current and effective for these purposes. However, there can be no assurance that the Company will be able to do so. (See "Risk Factors -- Current Prospectus Required to Exercise Warrants.") Shares issued upon exercise of Warrants and payment in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable. For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market value of the Common Stock, with a resulting dilution in the interest of all other shareholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the Warrants. The Warrants do not confer upon the Warrant holder any voting or other rights of a stockholder of the Company.

TRANSFER AND WARRANT AGENT

           The transfer and Warrant agent for the Company's Common Stock is North American Transfer Company, 47 West Merrick Road, Freeport,
New York 11521.


                                  LEGAL MATTERS

           The legality of the offering of the Shares will be passed upon for the Company by Goldstein & DiGioia, 369 Lexington Avenue, New York, New York l00l7.


                                     EXPERTS

           The financial statements of the Company as of and for the years ended December 3l, 1995 and 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Schneider Ehrlich & Wengrover LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

           The Company has filed a Registration Statement under the Act with the Securities and Exchange Commission (the "Commission"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Each statement made in this Prospectus referring to a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The Registration Statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

No dealer, salesman, or any other person
has been authorized to give any                           2,979,060 Units
information or to make any
representations other than those
contained in this Prospectus, and if               FIRST MONTAUK FINANCIAL CORP.
given or made, such information or
representations must not be relied upon
as having been authorized by the                               Units
Company. This Prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy, by
anyone in any jurisdiction in which such          ------------------------------
offer or solicitation is not authorized,
or in which the person making such offer                    PROSPECTUS
or solicitation is not qualified to do
so, or to any person to whom it is                ------------------------------
unlawful to make such offer or
solicitation. Neither the delivery of
this Prospectus nor any sale made
hereunder shall under any circumstances,
create an implication that there has                   _______________, 1997
been no change in the affairs of the
Company since the date hereof.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.


                                                                       Amount
                                                                      -------
Securities and Exchange Commission Registration Fee.................. $13,947
Printing and Engraving Expenses...................................... $15,000
Accounting Fees and Expenses......................................... $ 5,000
Legal Fees and Expenses..............................................
Blue Sky Fees and Expenses...........................................
Transfer Agent and Registrar Fees.................................... $ 5,000
Miscellaneous Fees and Expenses...................................... $ 5,000
                                                                      -------
                    Total............................................ $
                                                                      =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

           The Company's By-Laws require the Company to indemnify, to the full extent authorized by Section 14A:3-5 of the New Jersey Business Corporation Act, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company is or was serving at the request of the Company or a predecessor of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

           Section 14A:3-5 of the New Jersey Business Corporation Act authorized the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

           In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, the Company's Certificate of Incorporation eliminates the personal liability of officers and directors to the Company and to shareholders for monetary damage for violation of a director's duty owed to the Company or its Shareholders, under certain circumstances.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

           The exhibits designated with an asterisk (*) have previously been filed with the Commission in connection with the Company's Registration Statement on Form S-l, File No. 33-24696, and pursuant to l7 C.F.R. Sections 20l.24 and 240.l2b-32, are incorporated by reference to the document referenced in brackets following the description of such exhibits. (**) denotes exhibits filed herewith. (***) denotes exhibits to be filed by Amendment to this Registration Statement.

Exhibit No.                   Description
----------                    -----------

   3.l*             Amended and Restated Certificate of
                    Incorporation adopted at l989 Special Meeting in lieu of Annual Meeting of Shareholders

   3.2*             Amended and Restated By-Laws

   4.l*             Form of Common Stock Certificate

   4.2**            Form of Subscription Rights Certificate

   4.3**            Form of Class A Redeemable Common Stock
                    Purchase Warrant Certificate

   4.4**            Form of Class B Redeemable Common Stock
                    Purchase Warrant Certificate

   4.5**            Form of Class C Redeemable Common Stock
                    Purchase Warrant Certificate

   4.6**            Form of Warrant Agent Agreement

   5***             Opinion of Goldstein & DiGioia

   23**             Consent of Schneider Ehrlich & Wengrover, LLP

 99.1**             Letter to Rights Holders

 99.2**             Instructions for Use of the Subscription
                    Rights Certificate including Notice of
                    Guaranteed Delivery

 99.3**             Letter to Rights Holders with addresses
                    outside the United States

 99.4**             Letter to Securities Dealers, Commercial
                    Banks, Brokers, Trust Companies, and other
                    Nominees, including Nominee Holder
                    Oversubscription Certification

 99.5** Letter from Nominees to Beneficial Owners, including Letter of Instruction from
                    Beneficial Owners of Nominees.

 99.6**             DTC Participant Oversubscription Exercise
                    Form, including Nominee Holder Subscription
                    Certificate

 99.7***            Subscription Agent Agreement between the
                    Registrant and North American Transfer
                    Company.



ITEM 17. UNDERTAKINGS.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (b) to reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material change to such information in the registration statement; provided, however, that paragraphs
(a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13, or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) For purpose of determining any liability under the Securities Act of 1933, each post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the following provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)        The undersigned registrant hereby undertakes that

           (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Red Bank, State of Jersey, on the 23rd day of June, 1997.

                                                 FIRST MONTAUK FINANCIAL CORP.


                                                 By:    /s/Herbert Kurinsky
                                                    ----------------------------
                                                     Herbert Kurinsky, President

           KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Herbert Kurinsky and William J. Kurinsky, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

     Signature                       Capacity                      Date
     ---------                       --------                      ----
/s/ Herbert Kurinsky
----------------------------   President                        June 23, 1997
Herbert Kurinsky               Chief Executive Officer
                               and Director

/s/ William J. Kurinsky
----------------------------   Vice President, Chief            June 23, 1997
William J. Kurinsky            Operating and Chief
                               Financial Officer,
                               Secretary and Director
/s/ Norma Doxey
----------------------------   Director                         June 23, 1997
Norma Doxey


----------------------------   Director                                , 1997
Ward R. Jones, Jr.


----------------------------   Director                                , 1997
David I. Portman

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We hereby consent to the use of our report dated March 10, 1997 on the financial statements of First Montauk Financial Corp. for the years ended December 31, 1996 and 1995, and the use of our name under the heading "Experts" in this Form S-3 of First Montauk Financial Corp.




__________________, 1997                      Schneider Ehrlich & Wengrover LLP

                                  EXHIBIT INDEX

EXHIBIT NO.                             DESCRIPTION
-----------                             -----------

  3.1* Amended and Restated Certificate of Incorporation adopted at 1989 Special Meeting in lieu of Annual Meeting of Shareholders

  3.2*    Amended and Restated By-Laws

  4.1*    Form of Common Stock Certificate

  4.2**   Form of Subscription Rights Certificate

  4.3**   Form of Class A Redeemable Common Stock Purchase Warrant Certificate

  4.4**   Form of Class B Redeemable Common Stock Purchase Warrant Certificate

  4.5**   Form of Class C Redeemable Common Stock Purchase Warrant Certificate

  4.6**   Form of Warrant Agreement

  5***    Opinion of Goldstein & DiGioia

  23**    Consent of Schneider Ehrlich & Wengrover, LLP

99.1**    Letter to Rights Holders

99.2** Instructions for Use of the Subscription Rights Certificate including Notice of Guaranteed Delivery

99.3**    Letter to Rights Holders with addresses outside the United States

99.4** Letter to Securities Dealers, Commercial Banks, Brokers, Trust Companies, and other Nominees, including Nominee Holder
          Oversubscription Certification

99.5** Letter from Nominees to Beneficial Owners, including Letter of Instruction from Beneficial Owners of Nominees

99.6** DTC Participant Oversubscription Exercise Form, including Nominee Holder Subscription Certificate

99.7*** Subscription Agent Agreement between the Registrant and North American Transfer Company.

----------
  *  Previously filed.
 **  Filed herewith.
***  To be filed by amendment.